EXECUTION COPY




     PURCHASE AND INVESTOR RIGHTS AGREEMENT dated as of December 13, 2000, between AMTRAN, INC., an Indiana corporation ("Amtran") and BOEING CAPITAL CORPORATION ("BCC"), a Delaware corporation.

                  WHEREAS, on May 4, 2000, Amtran's wholly owned subsidiary, American Trans Air, Inc. ("ATA"), and BCC entered into a binding commitment letter (the "Commitment Letter") whereby BCC agreed to provide certain financing to ATA (the "Financing Arrangements") in connection with the sale of aircraft by The Boeing Company to ATA;

                  WHEREAS, pursuant to the Commitment Letter, BCC and ATA agreed, among other things, that in connection with the Financing Arrangements, Amtran may, at its option, issue shares of Preferred Stock to BCC, the terms of which are set forth in Annex A hereto (the "Preferred Stock"); and

                  WHEREAS, the shares of Preferred Stock to be issued to BCC will be issued in series and may be issued in multiple series each of which will have identical terms other than the Dividend Rate (as defined in Annex A), redemption dates and related matters.

                  NOW THEREFORE, pursuant to the mutual agreements and premises set forth herein, the parties agree as follows:

                  1. Issuance and Sale of Preferred Stock. Amtran agrees to issue and sell to BCC up to an aggregate of 500 shares of Preferred Stock having an aggregate amount payable upon liquidation (the "Liquidation Amount") of up to $50 million. The Preferred Stock will have a per share Liquidation Amount of $100,000 and will be issued in increments of $2 million in Liquidation Amount at each time of delivery of the aircraft as set forth in Schedule I hereto; provided, however, that in accordance with the terms of the Financing Arrangements, Amtran, ATA and BCC have agreed that if prior to the delivery of the first aircraft, ATA pre-pays the deferred portion of the pre-delivery payment with respect to the aircraft equivalent to up to $50 million, then BCC shall purchase the number of shares of Preferred Stock having an aggregate Liquidation Amount equal to the amount of such pre-payment. The aggregate Liquidation Amount of the shares of Preferred Stock that BCC shall be obligated to purchase hereunder in connection with the delivery of aircraft and any pre-payments of the deferred purchase price for such aircraft shall not exceed $50 million. Each delivery date of shares of Preferred Stock in accordance with the terms of this Agreement is referred to herein as a "Closing Date".
                  If Amtran elects to deliver Preferred Stock at the time of delivery of any aircraft, Amtran shall provide BCC with written notice of its intention to do no later than three business days prior to the date of such delivery.

                  Payment of the purchase price for the series of Preferred Stock to be issued on each Closing Date shall be made by wire transfer to the account specified by Amtran in immediately available funds. Delivery of the certificates for the shares against such payment shall be made at the office of Cravath, Swaine & Moore at 10:00 a.m. (New York time) (each a "Closing").

                  2. Representations and Warranties of Amtran. At each Closing Amtran represents and warrants to, and agrees with BCC that:

     (a) Corporate Organization. Amtran has been duly incorporated and is an existing corporation in good standing under the laws of the State of Indiana, with power and authority (corporate and other) to own its properties and conduct its business as presently conducted. Each of Amtran's subsidiaries listed on
Schedule II hereto (each a "Material Subsidiary" and together, the "Material Subsidiaries") has been duly incorporated and is an existing corporation in good standing under the laws of its jurisdiction of incorporation, with power and authority (corporate and other) to own its properties and conduct its business as presently conducted. Amtran and each of its Material Subsidiaries is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification except where the failure to be so qualified would not have a material adverse effect on its business and properties.

                  (b) Corporate Power.  Amtran has all requisite corporate power and authority to execute and deliver this Agreement and the Exchange Notes, to adopt the Articles of Amendment to the Articles of Incorporation substantially in the form attached hereto in Annex A (the "Series A Designation") in respect of each series of Preferred Stock, to issue and sell the Preferred Stock issuable hereunder, to issue the Exchange Notes issuable upon exchange of the Preferred Stock, and to carry out and perform Amtran's obligations under the terms of this Agreement.

                  (c) Authorization of Preferred Stock. At each Closing, the series of Preferred Stock to be issued at such Closing will be duly authorized by Amtran and when issued and delivered by Amtran in accordance with the terms hereof and paid for pursuant to this Agreement on the applicable Closing Date, will be validly issued, fully paid and non-assessable shares of Preferred Stock with no personal liability attaching to the ownership thereof and will be free and clear of all liens, charges, restrictions, claims and encumbrances imposed by or through Amtran except as set forth in the Articles of Incorporation, as amended, the Bylaws and this Agreement. The issuance, sale or delivery of the Preferred Stock is not subject to any preemptive right of stockholders of Amtran or to any right of first refusal or other right in favor of any person.

                  (d) Authorization of Exchange Notes. The subordinated notes of Amtran, the terms of which are set forth in Annex B hereto, which may be issued in exchange for the Preferred Stock in accordance with the terms of the Preferred Stock (the "Exchange Notes"), have been duly authorized by Amtran and when and if issued, executed, authenticated and delivered, will constitute legal, valid and binding unsecured and subordinated obligations of Amtran enforceable in accordance with their terms (subject to applicable bankruptcy, receivership, insolvency, fraudulent transfer, reorganization, moratorium or other laws affecting creditors' rights generally from time to time in effect).

                  (e) This Agreement. The execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized and this Agreement has been duly executed and delivered by Amtran and is enforceable in accordance with its terms (subject to applicable bankruptcy, receivership, insolvency, fraudulent transfer, reorganization, moratorium or other laws affecting creditors' rights generally from time to time in effect).

                  (f) Exempt Securities. Assuming the representations and warranties of BCC are true and correct, the offer and sale of the Preferred Stock in the manner contemplated by this Agreement will be exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act") by reason of Section 4(2) thereof.

                  (g)  Subsidiaries.  Except  as set  forth in the  Schedule  of
         Exceptions, Amtran owns, either directly or indirectly, all of the outstanding shares of capital stock of the Material Subsidiaries free and clear of any claim, lien or encumbrance. All of the issued and outstanding shares of capital stock of the Material Subsidiaries are validly issued, fully paid and non-assessable. Except as set forth in the Schedule of Exceptions, there are outstanding no securities convertible into, exchangeable for, or carrying the right to acquire, equity securities of any of the Material Subsidiaries, or subscriptions, warrants, options, rights or other arrangements or commitments obligating any Material Subsidiary to issue or acquire any of its equity securities or any ownership interest therein.

     (h) Capitalization. The authorized capital stock of Amtran consists of the following:


                           (i) 30,000,000 shares of Common Stock without par value (the "Common Stock"), 13,076,674 of which are issued and outstanding as of the date hereof.

                           (ii) 10,000,000  shares of preferred  stock,  without
                  par value, 300 of which are outstanding as of the date hereof (other than the 500 shares of Preferred Stock to be issued hereunder).

                           (iii) Except for the rights granted in this Agreement, as of the date hereof there are outstanding no subscriptions, options, calls, warrants, conversion privileges, preemptive rights, rights of first refusal or other similar commitments or rights to which Amtran is a party or by which Amtran is bound, with respect to the purchase or other acquisition of any of the authorized but unissued capital stock of Amtran other than the 1993, 1996 and 2000 Incentive Stock Plans for Key Employees and the 300 shares of previously issued preferred stock referenced in Section 2(h)(ii) above.

                  (i) No Breach. The execution and delivery by Amtran of this Agreement and when and if issued, the Exchange Notes, and the consummation by Amtran of the transactions contemplated hereby and thereby, including but not limited to the offering, issuance and sale of the Preferred Stock pursuant to this Agreement, do not and will not (with or without due notice, lapse of time, or both) (i) conflict with or result in a breach of any of the terms, conditions or provisions of,
         (ii) constitute a default under, (iii) result in the creation of any lien, security interest, charge or encumbrance upon the capital stock or assets of Amtran or any of its Material Subsidiaries pursuant to,
         (iv) give any third party the right to accelerate any obligation under, or terminate any right of Amtran or any of its Material Subsidiaries under, (v) result in a violation of, or (vi) require any authorization, consent, qualification, approval, exemption, filing or other action by or notice to any court or administrative or governmental body or any other person or entity (other than (A) the filing of the Series A Designation with the Secretary of State of the State of Indiana in respect of each series of Preferred Stock to be issued and (B) filings pursuant to applicable state securities laws and Regulation D of the Securities Act) pursuant to, any of (x) the Articles of Incorporation, as amended, or Bylaws of Amtran, (y) any law, statute, rule, regulation, instrument, order, judgment or decree to which Amtran or any of its Material Subsidiaries, or any of their properties is subject, or (z) any contract, evidence of indebtedness, permit, license, agreement or instrument to which Amtran or any of its Material Subsidiaries is a party or to which any of their properties is subject.

                  (j) Financial Information. Amtran's audited consolidated balance sheet for its most-recent fiscal year, included in Amtran's most-recent Annual Report on Form 10-K filed by Amtran with the Securities and Exchange Commission (the "Commission"), and the related consolidated statements of operations and cash flows for the period then ended, have been prepared in accordance with GAAP and fairly present in all material respects the financial condition of Amtran and its consolidated subsidiaries as of such date and the results of its operations and cash flows for such period.

                  (k) Absence of Certain Changes. Since December 31, 1999, except as disclosed in the Schedule of Exceptions and in Amtran's Quarterly Report on Form 10-Q for the three months ended September 30, 2000 or any Current Report on Form 8-K filed with the Commission subsequent to March 30, 2000 and prior to the date of this Agreement, there has not been any event or condition of any character that has had, or is likely to have, individually or together with any other such events or conditions, a material adverse effect on the business, operations, prospects, liabilities, capitalization or financial condition of Amtran and its subsidiaries taken as a whole or Amtran's ability to perform its obligations under this Agreement or, if and when issued, the Exchange Notes (a "Material Adverse Effect").

                  (l) Disclosure. As of their respective filing dates, all reports filed by Amtran (the "Amtran SEC Documents") pursuant to
         Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), complied in all material respects with the requirements of the Exchange Act and did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                  (m) Certified Air Carrier. ATA is an "air carrier" within the meaning of the Transportation Code that is a "citizen of the United States" within the meaning of the Transportation Code and holds both a certificate under Section 41102(a)(1) of the Transportation Code and an air carrier operating certificate issued pursuant to Chapter 447 under the Transportation Code for aircraft capable of carrying ten or more individuals or 6,000 pounds or more of cargo. "Transportation Code" means Subtitle VII of Title 49 of the United States Code, as in effect on the date hereof and as modified or amended thereafter, or any successor or substituted legislation at the titre in effect and applicable.

                  (n) Compliance with Law. Amtran is not in violation of any term of its Articles of Incorporation, as amended, or Bylaws or of the provisions of any mortgage, indenture, contract, agreement, instrument, certificate, permit, judgment, decree, order, statute, rule or regulation to which it is subject and a violation of which could create a Material Adverse Effect. Amtran has all material certificates, permits, licenses and approvals, necessary to conduct its business as currently conducted.

                  3. Representations and Warranties of BCC. At each Closing BCC represents and warrants to and agrees with Amtran that:

                  (a) Corporate Organization. BCC has been duly incorporated and is an existing corporation in good standing under the laws of the State of Delaware, with power and authority (corporate and other) to own its properties and conduct its business as presently conducted.

                  (b) This Agreement. This Agreement has been duly authorized, executed and delivered by BCC and is enforceable in accordance with its terms (subject to applicable bankruptcy, receivership, insolvency, fraudulent transfer, reorganization, moratorium or other laws affecting creditors' rights generally from time to time in effect).

                  (c) No Breach. The execution and delivery by BCC of this Agreement, the purchase of the Exchange Notes, if issued, and the consummation by BCC of the transactions contemplated hereby and thereby, including but not limited to the purchase of the Preferred Stock pursuant to this Agreement, do not and will not (with or without due notice, lapse of time, or both) (i) conflict with or result in a breach of any of the terms, conditions or provisions of, (ii) constitute a default under, (iii) give any third party the right to accelerate any obligation under, or terminate any right of BCC or any of its subsidiaries under, (iv) result in a violation of, or (v) require any authorization, consent, qualification, approval, exemption, filing or other action by or notice to any court or administrative or governmental body or any other person or entity (other than filings pursuant to applicable state securities laws and Regulation D of the Securities Act) pursuant to, any of (x) the Certificate of Incorporation of BCC, as amended, or its Bylaws or (y) any law, statute, rule, regulation, instrument, order, judgment or decree to which BCC or any of its subsidiaries, or any of their properties is subject.

                  (d) Exempt Securities. BCC understands that neither the Preferred Stock nor the Exchange Notes has been registered under the Securities Act. BCC also understands that the Preferred Stock is being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon BCC's representations contained in this Agreement and that the Exchange Notes, if issued, may be issued in reliance upon the same exemption.

     (e) Accredited Investor. BCC represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.


     (f) No Distribution. BCC is acquiring the shares of Preferred Stock for its own account for investment only, and not with a view towards their distribution.

                  (g) Investment Experience. BCC represents that it has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to Amtran so that it is capable of evaluating the merits and risks of its investment in Amtran and by reason of its management's business and financial experience, it has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement. BCC understands that it must bear the economic risk of this investment indefinitely unless the Preferred Stock or any Exchange Notes issued in exchange therefor are registered pursuant to the Securities Act, or an exemption from registration is available. BCC also understands that Amtran has no present intention of registering the Preferred Stock or any Exchange Notes issued in exchange therefor. BCC also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow BCC to transfer all or any portion of the Preferred Stock or any Exchange Notes issued in exchange therefor under the circumstances, in the amounts or at the times BCC might propose.

                  (h) Information Provided. BCC acknowledges that Amtran has provided to it, or made available for its inspection, all information requested by it. BCC has had an opportunity to discuss Amtran's business, management and financial affairs with directors, officers and management of Amtran and has had the opportunity to review Amtran's operations and facilities. BCC has also had the opportunity to ask questions of and receive answers from, Amtran and its management regarding the terms and conditions of this investment.

     (i) Securities Act Legend.  BCC  acknowledges and agrees that the Preferred
Stock  will,  and  the  Exchange  Notes  may,   contain  a  restrictive   legend
substantially to the following effect:

                  "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED BY THE HOLDER SOLELY FOR ITS OWN ACCOUNT FOR THE PURPOSE OF INVESTMENT AND NOT WITH A VIEW TO OR FOR SALE IN CONNECTION WITH ANY DISTRIBUTION THEREOF IN VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE ACT OR APPLICABLE STATE SECURITIES LAWS AND, UNLESS REGISTERED, MAY NOT BE SOLD OR TRANSFERRED EXCEPT PURSUANT TO AN EXEMPTION THEREFROM."

     (j) Additional Legend. BCC acknowledges and agrees that the Preferred Stock and the Exchange Notes will also contain a restrictive legend substantially to the following effect:

                  "These securities are subject to a Purchase and Investor Rights Agreement dated as of December 13, 2000, between
                  Amtran, Inc. and Boeing Capital Corporation and may not be transferred except in accordance with the terms of such Agreement."

                  4. (A) Conditions to Closing. The obligations of BCC to purchase the Preferred Stock at each Closing are subject to the fulfillment on or prior to such Closing Date of the following conditions:

                  (a) Representations and Warranties Correct. The representations and warranties made by Amtran in Section 3 hereof shall be true and correct as of such Closing Date with the same force and effect as if made on such date.

                  (b) Covenants. All covenants and agreements contained in this Agreement to be performed or complied with by Amtran on or prior to such Closing Date shall have been performed or complied with.

                  (c) Governmental Authorizations, etc. All material governmental authorizations, consents or approvals required to be obtained, and all governmental filings to be made by Amtran and its Material Subsidiaries in connection with the issuance and sale of the series of Preferred Stock to be issued on such Closing Date pursuant to this Agreement (other than any such filings as shall be permitted by applicable law to be made post-Closing) shall have been obtained or made and shall be in full force and effect.

                  (d) Series A Designation. Amtran shall have filed with the Secretary of State of the State of Indiana Articles of Amendment to the Articles of Incorporation in respect of the series of Preferred Stock to be issued on such Closing Date substantially in the form of the Series A Designation and the same shall be effective. The initial Articles of Amendment to the Articles of Incorporation filed pursuant to this Agreement shall create Series A1 Preferred Stock. Each subsequent filing of Articles of Amendment to the Articles of Incorporation filed pursuant to this Agreement shall create a separate series of Preferred Stock which shall be numbered successively as Series A2 Preferred Stock, Series A3 Preferred Stock and so on.

                  (e) Good Standing Certificates. Each of Amtran and ATA shall have delivered to BCC certificates dated as of the most recent practicable date prior to such Closing Date issued by the Secretaries of State of their respective States of incorporation to the effect that Amtran and ATA is legally existing and in good standing in such State and each other state in which Amtran or ATA is qualified or required to be qualified to do business.

                  (f) Secretary's Certificate. Amtran shall have delivered to BCC a certificate executed by the Secretary of Amtran dated as of such Closing Date, certifying as to the following matters: (a) resolutions adopted by the Board of Directors of Amtran approving the transactions contemplated by this Agreement and the Exchange Notes, (b) the Series A Designation in respect of the series of Preferred Stock to be issued on such Closing Date and (c) the Bylaws.

                  (g) Opinion of Counsel. Amtran shall have delivered to BCC opinions of Cravath, Swaine & Moore, counsel to Amtran and Brian Hunt, Esq., General Counsel of Amtran, in form reasonable satisfactory to BCC and its counsel to the substantive effect as set forth in Exhibit A hereto.

                  (h) Compliance Certificate. Amtran shall have delivered to BCC a certificate of Amtran executed by the President or a Vice President of Amtran, dated such Closing Date, and certifying as to the fulfillment of the conditions specified in paragraphs (a), (b) and (c) of this Section 4(A).

                  (B) Covenant Regarding Series A Designation. Amtran hereby covenants and agrees to file with the Secretary of State of the State of Indiana prior to each Closing Date Articles of Amendment to the Articles of Incorporation in respect of the series of Preferred Stock to be issued on the Closing Date substantially in the form of the Series A Designation.

                  5. Other Agreements of the Parties. Amtran and BCC agree that the Preferred Stock will rank with respect to the payment of dividends and distributions upon any liquidation of Amtran, equally with any other series of preferred stock that have been issued to an equipment lessor, including any shares that may be issued to International Lease Finance Corporation or any affiliate thereof. Amtran agrees that the Preferred Stock as an equity security will rank junior to all indebtedness and other liabilities due to Amtran's general creditors.

                  6. Prohibitions on Transfer;  Amtran's Right of First Refusal.
(a) BCC shall not be permitted to transfer any shares of Preferred Stock or any Exchange Notes except in accordance with the provisions of this Section 6. Notwithstanding the foregoing, at any time, BCC may transfer the shares of Preferred Stock or any Exchange Notes held by it to an affiliate thereof that expressly agrees in writing to be bound by the terms of this Agreement; provided that BCC shall not be released from its obligations under the Financing Arrangements or any other obligations set forth in this Agreement. For purposes of this Section "affiliate" means any person controlling, controlled by or under common control with BCC.

                  (b) If BCC receives from any party other than an affiliate of, or person acting in concert with, BCC (a "Third Party Offeror"), an offer to purchase any shares of Preferred Stock or Exchange Notes held by it (a "Third Party Offer"), prior to transferring any such shares of Preferred Stock or Exchange Notes to such Third Party Offeror, BCC must first provide notice to Amtran (the "Offer Notice") of such Third Party Offer setting forth in reasonable detail:

         (A)      the name and business background of the Third Party Offeror;

         (B) the number of shares of Preferred Stock or Exchange Notes subject to the Third Party Offer and the prospective purchase price for such shares of Preferred Stock or Exchange Notes;

         (C) the type of consideration offered, if all or a portion of the consideration will be paid other than in cash and the relative proportions of such consideration; and

         (D)      all other material  terms and conditions of  the  Third  Party
Offer;

                  (c) The delivery of the Offer Notice to Amtran shall constitute BCC's offer to sell to Amtran all, but not less than all of the number of shares of Preferred Stock set forth in the Offer Notice upon the terms set forth therein. Amtran shall have ten business days after delivery of the Offer Notice (the "Offer Period") to accept the offer set forth therein on such terms and conditions no less favorable to Amtran than those offered to the Third Party Offeror (the "Right of First Refusal"). For purposes of this Agreement "business day" shall mean any day that is not a Saturday or Sunday or other day on which banking institutions in the city of New York or the city of Indianapolis are authorized or required by law or executive order to be closed. If the Offer Notice provides that all or a portion of the consideration shall consist of any debt obligation of the Third Party Offeror or any affiliate thereof, Amtran shall be entitled to provide a note for the equivalent portion of the non-cash consideration on the same terms as the debt obligation included in the non-cash consideration described in the Third Party Offer. If the Offer Notice provides that all or a portion of the consideration shall be in the form of non-cash consideration other than a debt obligation of the Third Party Offeror or an affiliate thereof (in which case the provisions of the previous sentence shall apply to such portion of the non-cash consideration consisting of a debt obligation), Amtran shall pay cash for such non-cash portion of the consideration (the "Cash Equivalent Amount"). The Cash Equivalent Amount shall equal the fair market value of such non-cash consideration as determined by an independent third party mutually selected by Amtran and BCC. The determination of the fair market value of the Cash Equivalent Amount by the independent third party shall be conclusive for all purposes under this Section 6. Any delay in (i) the selection of a mutually acceptable independent third party or (ii) the delivery of the determination of the fair market value of the Cash Equivalent Amount by such independent third party shall not result in or be the basis for an extension of the Offer Period.

                  (d) To accept the offer, Amtran shall deliver to BCC, prior to the expiration of the Offer Period, a written notice indicating its agreement to the terms set forth in the Offer Notice. Upon delivery, such acceptance shall constitute a binding commitment of Amtran to purchase all the shares of Preferred Stock that were the subject of the Offer Notice. If Amtran accepts the offer and elects to exercise its Right of First Refusal, the closing for the purchase of the shares shall occur not less than ten nor more than 30 days following the date on which Amtran accepts the offer pursuant to the provisions of this
         Section 6; provided that, notwithstanding anything to the contrary, if the determination of the fair market value of the Cash Equivalent Amount by the independent third party has not been received by the parties by such closing date, the closing for the purchase of the shares of Preferred Stock shall be postponed until five days following the receipt by Amtran of such determination of the Cash Equivalent Amount by such independent third party.

                  (e) If no acceptance is given by Amtran prior to the expiration of the Offer Period, then BCC may sell the number of shares of Preferred Stock set forth in the Offer Notice to the Third Party Offeror identified in the Offer Notice upon terms and conditions no more favorable to the Third Party Offeror than those set forth in such Offer Notice, within 30 days from the expiration of the Offer Period (in the case no acceptance was given).

                  If at the end of such 30-day period, BCC shall not have completed the transfer to the Third Party Offeror, BCC shall no longer be permitted to sell the shares of Preferred Stock that were the subject of the Offer Notice without again fully complying with the provisions of this Section 6.

                  7. Removal of Restrictive Legends. All shares of Preferred Stock shall be issued with the restrictive legends set forth in Section 3(i) and 3(j) unless and until such legends are removed in accordance with the provisions of this Section 7. Amtran shall not be required to issue, nor shall it be required to instruct any transfer agent for the Preferred Stock to authenticate, any shares of Preferred Stock without the legend set forth in Section 3(i) unless it shall have received an opinion of its counsel reasonably satisfactory to it that such legend is no longer required by the applicable provisions of the Securities Act. Amtran shall not be required to issue, nor shall it be required to instruct any transfer agent for the Preferred Stock to authenticate, any shares of Preferred Stock without the legend set forth in Section 3(j) unless the shares of Preferred Stock shall no longer be subject to the terms of this Agreement.

     8. Notices. All communications hereunder will be in writing and, if sent to Amtran will be mailed, delivered or sent via facsimile and confirmed to American Trans Air, Inc., 7337 West Washington Street, Indianapolis International Airport, Indianapolis, Indiana, Facsimile: (317) 240-7091, Attention: General Counsel, or, if sent to BCC, will be mailed, delivered or sent via facsimile and confirmed to it at Boeing Capital Corporation, 3780 Kilroy Airport Way, Suite 750, Long Beach, CA 90806, Facsimile: (562) 997-3335, Attention: Vice President-Tax and Legal.

     9. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns, and no other person will have any right or obligation hereunder.

                  10. Severability. If any provision of this Agreement is held illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render illegal, invalid or unenforceable any other provision of this Agreement, and this Agreement shall be carried out as if any such illegal, invalid or unenforceable provision were not contained herein.

     11. Counterparts. This Agreement may be executed in any number of counterparts,each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

     12. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of laws.

     13. Termination. This Agreement shall terminate on June 30, 2001.


     The parties hereby submit to the nonexclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

     If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to us one of the counterparts hereof, whereupon it will become a binding agreement in accordance with its terms.


                                            AMTRAN, INC.

                                            by
--------------------
                                                     Name:
                                                     Title:





                                            BOEING CAPITAL CORPORATION

                                            by
--------------------
                                                     Name:
                                                     Title:

                                                               SCHEDULE I

                                                                  SCHEDULE II

                                                                  SCHEDULE III



                             SCHEDULE OF EXCEPTIONS

                                                                      ANNEX A


Certificate of Amendment to Amtran's Certificate of Incorporation Setting Forth the Terms of the Preferred
Stock

                                                                     ANNEX B




                              Form of Exchange Note

                                                                EXHIBIT A

                                FORM OF OPINIONS